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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Registration Statements of Millennium Chemicals Inc. on Form S-8 (No. 333-13143) pertaining to the Millennium Chemicals Inc. Retirement Savings and Investment Plan, (No. 333-13147) pertaining to the Quantum Chemical Retirement Savings and Investment Plan for Hourly Represented Employees, (No. 333-13717) pertaining to the Millennium Chemicals Inc. Long-Term Stock Incentive Plan, and (No. 333-53139) pertaining to the Salary and Bonus Deferral Plan, of our report on the Equistar Chemicals, LP financial statements dated February 26, 1999 which appears on page F-5 of this Annual Report on Form 10-K.

PRICEWATERHOUSECOOPERS LLP

Houston, Texas
March 29, 1999


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